Exhibit 99.1

Press Release	Source: Avatar Systems, Inc.

Avatar Systems, Inc. Reports 2006 Results -- 60.4% Increase in Revenues -- 81.9% Increase in Net Income
Wednesday April 18, 8:30 am ET

CEO Provides Earnings Guidance for 2007

FRISCO, TX--(MARKET WIRE)--Apr 18, 2007 -- Avatar Systems, Inc. (OTC BB:AVSY.OB - News) today announced year end results for 2006 ended December 31, 2006. Revenues for 2006 were $3,655,453 compared to $2,278,404 for 2005 representing a 60.4% increase. All revenue components increased: Software Sales increased 44.3%, Maintenance 55.6%, Professional Services 145.3% and Hardware 26.0%. Net Income for 2006 was $305,757 or $.03/share compared to $168,130 in 2005 or $.02/share. Cost of revenue increased 78.4% to $1,140,486 from $639,449 in 2005. Operating expenses were up $592,160 or 42.7%. Revenues, Cost and Expenses were impacted and affected by the acquisition of Questa Software Systems, Inc. in August of 2006.

Chuck Shreve, President and Chief Executive Officer of Avatar Systems, Inc., commented on the results, "Our performance in 2006 was a reflection of the dedication of our team of employees and the acceptance and demand for our products which has been positively affected by higher oil and natural gas prices. We now have completely integrated the Questa acquisition and expect 2007 to be a year of continued growth for Avatar. We think that the ingredients are in place for Avatar to produce earnings of $.08/share in 2007."

Avatar Systems' Headquarters are in Frisco, Texas, USA with branch offices in Midland and Tyler, TX. The Company provides ERP / Accounting Software and Computing Infrastructure Solutions for companies engaged in the petroleum exploration and production industry. Avatar has a growing customer base on its Petroware2000(TM), Integra Energy(TM) products for Microsoft Windows, Avatar400(TM) on the IBM AS400 platform, and subscribers utilizing its (SaaS) On-Demand ASP services. Avatar's products and services provide an excellent resource for critical information management requirements of the petroleum industry. Avatar also provides document imaging/document management systems, disaster recovery services and remote backup services for all vertical markets.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectation or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

Avatar Systems, Inc.
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Year ended December 31,
	2006	2005
Revenue:
Software	$816,688	$565,948
Maintenance	1,825,639	1,173,333
Professional services	686,547	279,865
Hardware	326,579	259,258
Total revenue	3,655,453	2,278,404
Cost of revenue:
Software	324,008	229,458
Maintenance	388,277	138,900
Professional services	161,546	66,320
Hardware	266,655	204,771
Total cost of revenue	1,140,486	639,449
Gross profit	2,514,967	1,638,955
Operating expenses:
Sales and marketing	453,411	277,161
General and administrative	765,484	481,458
Amortization	536,057	479,465
Depreciation	223,661	148,369
Total operating expenses	1,978,613	1,386,453
Operating income	536,354	252,502
Other income (expense):
Investment income	22,768	20,259
Gain (loss) on sales of marketable securities	18,022	(10,007)
Interest expense	(113,876)	(8,165)
Total other income (expense)	(73,086)	2,087
Income before income taxes	463,268	254,589
Deferred income tax expense	157,511	86,459
NET INCOME	$305,757	$168,130
Other comprehensive income (loss), net of tax
Unrealized gain (loss) on marketable securities	12,349	(5,298)
Deferred income tax expense (benefit)	4,199	(1,802)
Reclassification adjustment, net of tax	(6,282)	--
Other comprehensive income (loss)	1,868	(3,496)
Total comprehensive income	$307,625	$164,634
Net income per share:
Basic and diluted	$0.03	$0.02
Weighted average common shares outstanding:
Basic	8,912,065	8,838,152
Diluted	9,252,552	8,838,152

Contact:
Investor Relations Contact:
The Eversull Group, Inc.
Jack Eversull
972-991-1672
972-991-7359 (fax)
 Email Contact

Source: Avatar Systems, Inc.